Exhibit (a)(5)(B)

COLLECTORS UNIVERSE ANNOUNCES
PRELIMINARY RESULTS OF TENDER OFFER

NEWPORT BEACH, CA – July 6, 2009 – Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced the preliminary results of its previously announced modified “Dutch Auction” tender offer to purchase for cash up to 1,750,000 shares of its common stock, $.001 par value (including associated preferred share purchase rights issued under the Rights Agreement dated as of January 9, 2009 between the Company and StockTrans, Inc., as the Rights Agent), at a price per share of not less than $5.00 and not greater than $5.40, for a maximum aggregate purchase price of approximately $9,450,000.  The tender offer expired at 12:00 Midnight, Eastern Time, on July 2, 2009.

Based on the preliminary count by the Depositary for the tender offer, more than 1,750,000 shares were tendered at or above the minimum purchase price.  The Company therefore expects to purchase approximately 1,750,000 shares in the tender offer, at a price of $5.00 per share, for a total cost of approximately $8,750,000, excluding fees and expenses related to the tender offer.  Due to oversubscription, the number of shares the Company will purchase from each tendering stockholder will be pro-rated, but all shares purchased in the tender offer will be purchased at the same price.  With completion of the tender offer, the Company will have approximately 7,408,343 shares outstanding.

Final results will be determined subject to confirmation by the Depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares to be purchased, the proration factor and the price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase, and return of all other shares tendered and not purchased, will occur promptly thereafter.

Stockholders and investors who have questions or need information about the tender offer may contact the Information Agent for the offering, B. Riley & Co., LLC at (800) 494-7354 and email is corpfin@brileyco.com.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles markets.  The Company authenticates and grades collectible coins, sports cards, autographs and stamps. The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia and collectible stamps and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com, and is also published in print.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business is subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risk that economic conditions in the United States will not improve for some time and may even deteriorate further, which could result in further reductions in the demand for our collectible grading services and, consequently, in our revenues; the risk that our strategy to offer new services in our continuing markets will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; and the risk that the commercial real estate market in New York City will deteriorate further, in which case we may not be able to sublease the offices and laboratory facilities in New York City within the time period and for the rents currently expected, causing our rental payment obligations to be significantly higher than currently expected.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the Securities and Exchange Commission.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in that Annual Report, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:
Joseph Wallace
Chief Financial Officer
Collectors Universe
949-567-1245
Email: jwallace@collectors.com